Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-265358 on Form S-4 of Mobile Infrastructure Trust of our report dated March 30, 2022, relating to the financial statements of Mobile Infrastructure Corporation. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 29, 2022